JLK Rosenberger

JLK Rosenberger, LLP

2601 Main Street, Suite 580

Irvine, California 92614

Tel:  (949) 860-9902

Fax: (949) 860-9903

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 1, 2013, with respect to the consolidated financial statements of MVP REIT, Inc. (formerly MVP Monthly Income Realty Trust, Inc., a Maryland Corporation in the Development Stage) contained in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 and to the use of our name as it appears under the caption “Experts.”

             /s/ JLK Rosenberger

Irvine, California
November 26, 2013

JLK Rosenberger, LLP is a member of PKF North America, an association of legally independent firms